Exhibit 4.4

SOUTH STATE DEFERRED INCOME PLAN

AMENDED AND RESTATED AS OF ________ ___, 2020

(A Plan of Nonqualified Deferred Compensation)

TABLE OF CONTENTS

ARTICLE I INTRODUCTION		1

1.1.	Name.	1
1.2.	Purpose.	1
1.3.	Interpretation.	1

ARTICLE II DEFINITIONS		2

2.1.	Generally.	2
2.2.	Account.	2
2.3.	Annual Forms.	2
2.4.	Balance.	2
2.5.	Bank.	2
2.6.	Bank Merger.	2
2.7.	Board of Directors or Board.	2
2.8.	Cause.	2
2.9.	Change in Control.	3
2.10.	Claimant.	3
2.11.	Code or I.R.C.	3
2.12.	Compensation.	3
2.13.	Compensation Committee.	3
2.14.	Company Stock Fund.	3
2.15.	Contributions.	3
2.16.	Deemed Earnings.	3
2.17.	Deemed Crediting Options.	3
2.18.	Deemed Crediting Option Election Form.	4
2.19.	Deferral Election Form.	4
2.20.	Delayed Distribution Date.	4
2.21.	Designated Beneficiary.	4
2.22.	Designated Beneficiary Form.	5
2.23.	Disability.	5
2.24.	Discretionary Contribution.	5
2.25.	Distribution Election Form.	5
2.26.	Effective Date.	5
2.27.	Eligible Employee.	5
2.28.	Employee.	5
2.29.	Employer.	5
2.30.	ERISA.	6
2.31.	In-Service Distributions.	6
2.32.	Leave of Absence.	6
2.33.	Matching Contribution.	6
2.34.	Matching Contribution Account.	6
2.35.	Original Distribution Date.	6

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2.36.	Participant.	6
2.37.	Participant Deferral.	6
2.38.	Participant Deferral Account.	6
2.39.	Performance-Based Compensation.	6
2.40.	Performance-Based Restricted Stock Units or PRSUs.	7
2.41.	Plan Administration Committee.	7
2.42.	Plan Year.	7
2.43.	Pre-Merger or Post-Merger Account.	7
2.44.	Retirement.	7
2.45.	RSUs.	7
2.46.	Separation from Service.	7
2.47.	South State Bank Predecessor.	8
2.48.	Specified Employee.	8
2.49.	Stock Incentive Plan.	8
2.50.	Stock Unit.	8
2.51.	Subsequent Election.	8
2.52.	Time-Based Restricted Stock Units or TRSUs.	8
2.53.	TRSU or PRSU Account.	8
2.54.	Unforeseeable Emergency.	8
2.55.	Valuation Date.	8
2.56.	Vesting Date.	8
2.57.	Year of Service.	9

ARTICLE III ELIGIBILITY & PARTICIPATION		9

3.1.	Eligibility Requirements.	9
3.2.	Participation.	9

ARTICLE IV ELECTIONS, DEFERRALS &MATCHING CONTRIBUTIONS		9

4.1.	Participant Election to Defer Compensation.	9
4.2.	New Participants.	10
4.3.	Irrevocable Elections.	10
4.4.	Matching Contributions.	10
4.5.	Discretionary Contributions.	11
4.6.	Deferral of Restricted Stock Units.	11

ARTICLE V ACCOUNTS & ACCOUNT CREDITING		12

5.1.	Establishment of a Participant’s Account.	12
5.2.	Deemed Crediting Options.	13
5.3.	Allocation of Account Among Deemed Crediting Options.	14
5.4.	Valuation and Risk of Decrease in Value.	15
5.5.	Limited Function of Compensation Committee and Plan Administration Committee.	15

ARTICLE VI VESTING		15

6.1.	Vesting of Participant Deferrals.	15

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6.2.	Vesting of Matching Contributions.	15
6.3.	Vesting of Discretionary Contributions.	16
6.4.	Forfeitures.	17

ARTICLE VII DISTRIBUTIONS		17

7.1.	Distributions Generally.	17
7.2.	Automatic Distributions.	17
7.3.	Elective Distributions.	18
7.4.	Timing and Method of Payment for Elective Distributions.	19
7.5.	Distributions to a Specified Employee.	20
7.6.	Distributions Resulting from Unforeseeable Emergency.	20
7.7.	Distributions of Small Accounts.	21

ARTICLE VIII ADMINISTRATION & CLAIMS PROCEDURE		21

8.1.	Duties of the Bank and the Company.	21
8.2.	The Plan Administration Committee.	21
8.3.	Plan Administration Committee’s Powers and Duties to Enforce Plan.	21
8.4.	Organization of the Plan Administration Committee.	22
8.5.	Limitation of Liability.	22
8.6.	Reliance on Records and Reports.	23
8.7.	Costs of the Plan.	23
8.8.	Claims Procedure.	23
8.9.	Litigation.	24

ARTICLE IX AMENDMENT, TERMINATION &REORGANIZATION		24

9.1.	Amendment.	24
9.2.	Amendment Required By Law.	24
9.3.	Termination.	24
9.4.	Consolidation/Merger.	24

ARTICLE X GENERAL PROVISIONS		25

10.1.	Applicable Law.	25
10.2.	Benefits Not Transferable or Assignable.	25
10.3.	Not an Employment Contract.	26
10.4.	Notices.	26
10.5.	Severability.	26
10.6.	Participant is General Creditor with No Rights to Assets.	27
10.7.	No Trust Relationship Created.	27
10.8.	Limitations on Liability of the Employer.	28
10.9.	Agreement Between Employer and Participant Only.	28
10.10.	Independence of Benefits.	28
10.11.	Unclaimed Property	28
10.12.	Required Tax Withholding and Reporting.	28

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PREAMBLE

WHEREAS, the South State Deferred Income Plan (as amended, the “Plan”) was originally adopted effective January 1, 2004, and was amended in 2005, 2010, 2018 and effective as of the effective time (the “SSB/CSFL Merger Effective Date”) of the merger (the “SSB/CSFL Merger”) of CenterState Bank Corporation (“CenterState”) with and into South State Corporation, a South Carolina Corporation (together with its corporate successors and assigns, the “Company”) on June 7, 2020; and

WHEREAS, following the completion of the SSB/CSFL Merger, South State Bank Predecessor (as defined in Article II) merged (the “Bank Merger”) with and into CenterState Bank, N.A. (“CenterState Bank”), a national banking association and wholly-owned bank subsidiary of CenterState, with CenterState Bank as the surviving bank, and the surviving bank adopted the name South State Bank, National Association (together with its corporate successors and assigns, the “Bank”).

WHEREAS, the Bank reserved the right pursuant to Section 9.1 of the Plan to amend the Plan by resolution of the Bank to the extent permitted under the Code or ERISA; and

WHEREAS, it is it is in the best interest of the Bank to amend and revise the Plan to enhance certain provisions for the Plan Participants and to provide for the Company to also be a sponsor of the Plan;

NOW, THEREFORE, the Bank and the Company hereby further amend and restate the Plan, effective as of [____________] (the “Effective Date”).

ARTICLE I

INTRODUCTION

1.1.Name. The name of the Plan is the South State Deferred Income Plan.

1.2.Purpose.  The purpose of the Plan is to offer Participants the opportunity to voluntarily defer current Compensation for retirement income and other significant future financial needs for themselves, their families and other dependents, and to provide the Employer, if appropriate, a vehicle to address limitations on its contributions under any tax-qualified defined contribution plan. The Plan is intended to be a nonqualified “top-hat” plan; that is, an unfunded plan of deferred compensation maintained for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3), and 401(a)(l) of ERISA, and an unfunded plan of deferred compensation under the Code.

1.3.Interpretation. Throughout the Plan, certain words and phrases have meanings, which are specifically defined for purposes of the Plan. These words and phrases can be identified in that the first letter of the word or words in the phrase is capitalized. The definitions of these words and phrases are set forth in Article II and elsewhere in the Plan document. Wherever appropriate, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. Headings of Articles, Sections and paragraphs are for convenience or reference only, and are not to be considered in the construction or interpretation of the Plan. The Plan shall be interpreted and administered to give effect to its purpose in Section 1.2 and to qualify as a nonqualified, unfunded plan of deferred compensation. The Plan is intended to comply in form and operation with the requirements of Section 409A of the Code and shall be construed and administered accordingly at all times.  Any written agreement, direction, instruction, other similar writing or other material that is to be prescribed, delivered or filed pursuant to this Plan may be in electronic form.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

DEFINITIONS

2.1.Generally. Certain words and phrases are defined when first used in later paragraphs of the Plan. Unless the context clearly indicates otherwise, the following words and phrases when used in the Plan shall have the following respective meanings:

2.2.Account.  “Account” shall mean the interest of a Participant in the Plan as represented by the bookkeeping entries kept by the Employer for each Participant. Each Participant’s interest may be divided into one or more separate accounts or sub-accounts, including the Participant Deferral Account and the Matching Contribution Account, and may be bifurcated into one or more sub-accounts, including for any Pre-Merger Account and any Post-Merger Account interest, all of which reflect not only the Contributions into the Plan, but also gains and losses, and income and expenses allocated thereto, as well as distributions or any other withdrawals. The value of these accounts or sub-accounts shall be determined as of an applicable Valuation Date. The existence of an account, sub-account or bookkeeping entries for a Participant (or his Designated Beneficiary) does not create, suggest or imply that a Participant, Designated Beneficiary, or other person claiming through them under the Plan, has a beneficial interest in any asset of the Employer.

2.3.Annual Forms.  “Annual Forms” shall mean the Deferral Election Form and Distribution Election Form.

2.4.Balance.  “Balance” shall mean the total of Contributions and Deemed Earnings credited to a Participant’s Account under Article V, as adjusted for distributions or other withdrawals in accordance with the terms of the Plan and the standard bookkeeping rules established by the Employer.

2.5.Bank.  “Bank” shall have the meaning set forth in the Preamble.

2.6.Bank Merger.  “Bank Merger” shall have the meaning set forth in the Preamble.

2.7.Board of Directors or Board.  “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

2.8.Cause.  “Cause” means termination of employment for gross misconduct or gross negligence such as acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, in each case resulting in substantial harm to the business or property, or conviction of a criminal violation involving fraud or dishonesty.

2.9.Change in Control.  “Change in Control” shall mean a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as provided in and interpreted and applied in accordance with the Treasury Regulations issued pursuant to Section 409A of the I.R.C.

2.10.Claimant.  “Claimant” shall mean a Participant, Designated Beneficiary or any person who believes that he is being denied a benefit to which he is entitled under the Plan.

2.11.Code or I.R.C.  “Code” or “I.R.C.” shall mean the Internal Revenue Code of 1986 as amended, and the Treasury Regulations thereto, as amended from time to time.

2.12.Compensation.  “Compensation” shall mean the base or regular cash salary payable to an Employee by the Employer, as well as cash incentives or bonuses payable to an Employee by the Employer, and cash commissions payable to an Employee by the Employer, including any such amounts which are not includible in the Participant’s gross income under Sections 125, 401(k), 402(h) or 403(b) of the I.R.C., and, if and to the extent permitted by the Compensation Committee, RSUs.

2.13.Compensation Committee. “Compensation Committee” shall mean the compensation committee of the Board of Directors of the Company.

2.14.Company Stock Fund. “Company Stock Fund” shall mean a Deemed Crediting Option, if approved by the Compensation Committee, consisting of Common Stock, par value $2.50 per share (“Company Stock”), of the Company and administered in accordance with such rules regarding reinvestment of dividends and treatment of fractional shares as set forth in this Plan or as the Compensation Committee shall otherwise approve.

2.15.Contributions.  “Contributions” shall mean the total of Participant Deferrals, Discretionary Contributions and Matching Contributions pursuant to Article IV.

2.16.Deemed Earnings.  “Deemed Earnings” shall mean the gains and losses (realized and unrealized), and income and expenses credited or debited to Contributions based upon the Deemed Crediting Options in a Participant’s Account as of any Valuation Date.

2.17.Deemed Crediting Options.  “Deemed Crediting Options” shall mean the options made available to Plan Participants by the Employer for the purposes of determining the proper crediting of gains and losses, and income and expenses to each Participant’s Account, subject to procedures and requirements established by the Plan Administration Committee. A Participant may reallocate his Account among such Deemed Crediting Options periodically at such frequency and upon such terms as the Plan Administration Committee may determine from time to time, in accordance with the terms of this Plan.  Notwithstanding the foregoing or anything to the contrary in this Plan, if the Compensation Committee establishes a Deemed Crediting Option under which all or a portion of the amounts credited to a Participant’s Account may be deemed to be invested in a Company Stock Fund, (a) the Compensation Committee may (i) limit the Participants (including by specifying a group or class of Participants) that are permitted to have all or a portion of their Account deemed to be invested in a Company Stock Fund, and (ii) limit the amount or portion of an Account that a Participant (or group or class of Participants) may elect to allocate or re-allocate to a deemed investment in a Company Stock

Fund with respect to a Participant’s Account, and (b) any amounts that are, or portion of an Account that is, deemed to be invested in a Company Stock Fund must remain deemed to be invested in the Company Stock Fund.

2.18.Deemed Crediting Option Election Form.  “Deemed Crediting Option Election Form” shall mean a written agreement or instruction of a Participant in which the Deemed Crediting Option(s) are elected. A Deemed Crediting Option Election Form shall be in such form or forms as may be prescribed by the Plan Administration Committee, and shall be filed with the Employer according to procedures and at such times as established by the Plan Administration Committee. A Deemed Crediting Option Election Form with respect to Contributions credited to a Participant’s Account on or after the deemed effective date of such form is referred to as a “Deferral Crediting Option Election Form.” A Deemed Crediting Option Election Form with respect to a reallocation of existing amounts credited to a Participant’s Account is referred to as a “Crediting Option Transfer Form.”

2.19.Deferral Election Form.  “Deferral Election Form” shall mean the written agreement or instruction of a Participant. The Deferral Election Form shall be in such form or forms as may be prescribed by the Plan Administration Committee, filed annually (or otherwise, to the extent permitted by this Plan) with the Employer, according to procedures and at such times as established by the Plan Administration Committee. Among other information the Plan Administration Committee may require of the Participant for proper administration of the Plan, such agreement shall establish the Participant’s election to defer Compensation for a Plan Year under the Plan and the amount of the deferral into the Plan for the Plan Year. Subject to Compensation Committee approval and permission under Sections 2.11 and 4.6(a) herein, Deferral Election Forms with respect to RSUs may be filed with the Employer, according to procedures and at such times as established by the Plan Administration Committee, in accordance with Section 4.6; and among other information the Plan Administration Committee may require of the Participant for proper administration of the Plan, such agreement shall establish the Participant’s election to defer any such RSUs under the Plan and the amount of the such deferral into the Plan.

2.20.Delayed Distribution Date.  “Delayed Distribution Date” shall mean six (6) months and one (1) day following the distribution date otherwise specified under the Plan and set out in the Distribution Election Form, which is the Original Distribution Date.

2.21.Designated Beneficiary.  “Designated Beneficiary” or “Beneficiary” shall mean the person, persons or trust specifically named to be a direct or contingent recipient of all or a portion of a Participant’s benefits under the Plan in the event of the Participant’s death prior to the distribution of his full Account Balance. Such designation of a recipient or recipients may be made and amended, at the Participant’s discretion, on the Designated Beneficiary Form and according to procedures established by the Plan Administration Committee. No beneficiary designation or change of Beneficiary shall become effective until received and acknowledged by the Employer. In the event a Participant does not have a beneficiary properly designated, or if the Employer cannot after reasonable effort locate the Designated Beneficiary, the beneficiary under the Plan shall be the Participant’s estate.

2.22.Designated Beneficiary Form.  “Designated Beneficiary Form” shall mean the written agreement or instruction of a Participant in which the Participant elects the Designated Beneficiary. The Designated Beneficiary Form shall be in such form or forms as may be prescribed by the Plan Administration Committee, and filed with the Employer, according to procedures and at such times as established by the Plan Administration Committee.

2.23.Disability.  “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s Employer, or as otherwise defined by the Treasury Regulations issued pursuant to Section 409A of the I.R.C.

2.24.Discretionary Contribution.  “Discretionary Contribution” shall mean an amount credited to a Participant’s Account in accordance with Section 4.5.

2.25.Distribution Election Form.  “Distribution Election Form” shall mean the written agreement or instruction of a Participant in which the Participant elects the manner in which distributions will be made from the Account. The Distribution Election Form shall be in such form or forms as may be prescribed by the Plan Administration Committee, filed annually (or otherwise, to the extent permitted by this Plan) with the Employer, according to procedures and at such times as established by the Plan Administration Committee.

2.26.Effective Date.  “Effective Date” of this amended and restated Plan shall have the meaning set forth in the Preamble.

2.27.Eligible Employee.  “Eligible Employee” shall mean a person who (a) is (1) an Employee of the Employer; (2) subject to United States income tax laws; and (3) a member of a select group of management or a highly compensated employee of the Employer, and (b) is specified (including by specifying a group or class of Employees) by the Plan Administration Committee; provided that “Eligible Employee” includes any “officer” (as defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (or any rule subsequently adopted to amend or replace the definition of such term)) with respect to the Company who is (i) an Employee of the Employer and (2) subject to United States income tax laws, unless the Compensation Committee determines that such officer shall not be deemed to be an Eligible Employee.

2.28.Employee.  “Employee” shall mean a full time common law employee of the Employer.

2.29.Employer.  “Employer” shall mean the Bank and any corporate successors and assigns, and its divisions, subsidiaries, and other entities (including the Company) that would be treated as part of a controlled group of organizations or under common control as those terms are defined for purposes of I.R.C. Section 414(b&c), unless otherwise provided herein.

2.30.ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.31.In-Service Distributions.  “In-Service Distributions” shall mean a distribution to a Participant prior to a Separation from Service.

2.32.Leave of Absence.  “Leave of Absence” shall mean a period of time during which time a Participant shall not be an active Employee of the Employer, but the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract. If the period of leave exceeds six (6) months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Employer.

2.33.Matching Contribution.  “Matching Contribution” shall mean an amount credited to a Participant’s Account in accordance with Section 4.4.

2.34.Matching Contribution Account.  “Matching Contribution Account” shall mean that portion of a Participant’s Account established to record Matching Contributions on behalf of a Participant.

2.35.Original Distribution Date.  “Original Distribution Date” shall mean the date of distribution as provided for under the Plan and as set out in a Distribution Election Form.

2.36.Participant.  “Participant” shall mean an Eligible Employee who participates in the Plan under Article III; a former Eligible Employee who has participated in the Plan and continues to be entitled to a benefit (in the form of an undistributed Account Balance) under the Plan, and any former Eligible Employee who has participated in the Plan under Article III and has not yet exceeded any Leave of Absence.

2.37.Participant Deferral.  “Participant Deferral” shall mean voluntary Participant deferral amounts, which could have been received currently but for the election to defer and are credited to an Account for later distribution, subject to the terms of the Plan.

2.38.Participant Deferral Account.  “Participant Deferral Account” shall mean that portion of a Participant’s Account established to record Participant Deferrals on behalf of a Participant.

2.39.Performance-Based Compensation.  “Performance-Based Compensation” shall mean compensation that is (i) variable and contingent on the satisfaction of pre-established organizational or individual performance criteria; (ii) not readily ascertainable at the time; and (iii) based on services performed over a period of at least twelve (12) months, and qualifies as performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e).

2.40.Performance-Based Restricted Stock Units or PRSUs.  “Performance-Based Restricted Stock Units” or “PRSUs” shall mean RSUs that have specific performance criteria that must be met in order to vest and qualify as Performance-Based Compensation. Any RSUs that do not qualify as Performance-Based Compensation shall be deemed to be TRSUs for purposes of this Plan.

2.41.Plan Administration Committee.  “Plan Administration Committee” shall have the meaning set forth in Section 8.2

2.42.Plan Year.  “Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31. However, in any partial year of the Plan that does not begin on January 1, “Plan Year” shall also mean the remaining partial year ending on December 31. If the Plan is terminated, such Plan Year shall begin on January 1 and end on the date of termination.

2.43.Pre-Merger or Post-Merger Account.  “Post-Merger Account” shall mean that portion of a Participant’s Account established to record Participant Deferrals, Discretionary Contributions and Matching Contributions on behalf of a Participant, and Deemed Earnings in respect thereof, after the effective time of a merger or similar transaction, if and as deemed by the Plan Administration Committee to be necessary or desirable in connection with the administration and maintenance of the Plan.  “Pre-Merger Account” shall mean that portion of a Participant’s Account established to record Participant Deferrals, Discretionary Contributions and Matching Contributions on behalf of a Participant prior the effective time of a merger or similar transaction, if and as deemed by the Plan Administration Committee to be necessary or desirable in connection with the administration and maintenance of the Plan.

2.44.Retirement.  With respect to any and all amounts credited to any Participant’s Account related to the 2020 Plan Year or any earlier Plan Year (including any bonuses payable in 2021 in respect of service in 2020) and any SSB/CSFL Merger-Related Discretionary Contributions with respect to which the definition of “Retirement” under the Plan is applicable, “Retirement” shall mean a Participant’s actual Separation from Service from the Employer having attained age sixty-five (65).  With respect to any and all other amounts credited to any Participant’s Account, “Retirement” shall mean a Participant’s actual Separation from Service from the Employer after the later of ten (10) Years of Service and attainment of age fifty-five (55).

2.45.RSUs. “RSUs” shall mean awards of restricted stock units and deferred share rights, granted under a Stock Incentive Plan, which are denominated in shares of Company Stock and that are to be settled, subject to the terms and conditions of the applicable RSU award agreement and Stock Incentive Plan, in an amount in shares of Company Stock, cash or a combination of both, based upon a specified number of shares of Company Stock or the fair market value thereof (such amount, expressed by reference to the applicable number of specified shares of Company Stock, “RSU Shares”).

2.46.Separation from Service.  “Separation from Service” shall mean a Participant’s separation from service as an Employee, other than for death or Disability. A transfer of employment within and among the Employer and any member of a controlled group, as provided in Section 409A (d)(6) of the I.R.C., shall be deemed not to be a Separation from Service.

2.47.South State Bank Predecessor. “South State Bank Predecessor” shall mean, prior to the Bank Merger, South State Bank, a South Carolina state-chartered bank.

2.48.Specified Employee.  “Specified Employee” shall mean any Participant who is a key employee (as defined in Section 416(i) of the I.R.C., without regard to section 416(i)(5) of the I.R.C.). The identification date for determining a “Specified Employee” shall be December 31 annually.

2.49.Stock Incentive Plan.  “Stock Incentive Plan” shall mean the South State Corporation 2019 Omnibus Incentive Plan, as amended from time to time, or any other equity incentive plan of the Company pursuant to which TRSUs or PRSUs may be awarded to Participants.

2.50.Stock Unit.  “Stock Unit” shall mean the bookkeeping measure used by the Company to measure a deemed investment in a share of Company Stock in a Participant’s Account (including with respect to TRSUs, PRSUs and any Company Stock Fund).

2.51.Subsequent Election. Subsequent Election is an election as defined in Section 7.4(e).

2.52.Time-Based Restricted Stock Units or TRSUs.  “Time-Based Restricted Stock Units” or “TRSUs” shall mean RSUs that are not  PRSUs.

2.53.TRSU or PRSU Account.  “TRSU or PRSU Account” shall mean the Account (including any sub-account(s) thereof) of a Participant with respect to which the Participant’s deferral of the receipt of RSU Shares pursuant to TRSUs or PRSUs have been credited pursuant to Sections 4.6(b) or 4.6(c), and Deemed Earnings with respect thereto.

2.54.Unforeseeable Emergency.  “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the I.R.C., without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable Emergency is limited to those types of situations contemplated by the Treasury Regulations issued pursuant to Section 409A of the I.R.C.

2.55.Valuation Date.  “Valuation Date” shall mean such date or dates, but not less than once per year as of the last day of the Plan Year, as established and amended from time to time by guidelines and procedures of the Plan Administration Committee in accordance with the terms and conditions of this Plan and otherwise in its sole and exclusive discretion .

2.56.Vesting Date. “Vesting Date” shall mean the date or dates on which RSUs vest, which may be conditioned upon the continued service of the applicable Eligible Employee, the attainment of performance criteria or the attainment of performance criteria and the continued service of the applicable Eligible Employee.

2.57.Year of Service. “Year of Service” shall mean a calendar year during which a Participant performs at least one thousand (1,000) hours of service for the Employer.

ARTICLE III

ELIGIBILITY & PARTICIPATION

3.1.Eligibility Requirements. Only an Eligible Employee may become a Participant in the Plan and be eligible to make Participant Deferrals and to receive Matching Contributions, if any, and Employer Contributions, if any. For the avoidance of doubt, an Eligible Employee shall also become a Participant, with respect to a Discretionary Contribution, if the Employer credits a Discretionary Contribution to an Account with respect to such Eligible Employee. The Plan Administration Committee shall notify an Eligible Employee of his eligibility for a Plan Year in such form as it may determine most appropriate. Unless so notified each year for the succeeding year, a Participant shall not remain eligible.

3.2.Participation. An Eligible Employee shall become a Participant commencing as of the beginning of the next Plan Year upon meeting the following criteria:

(1)Becoming an Eligible Employee and receiving notice of such status as provided in Section 3.1.

(2)Completing the Annual Forms and timely filing such forms with, and subsequent acceptance by, the Employer, according to the terms and conditions established by the Plan Administration Committee.

ARTICLE IV

ELECTIONS, DEFERRALS &MATCHING CONTRIBUTIONS

4.1.Participant Election to Defer Compensation.

(a)If a Participant has not recently become eligible to participate in the Plan, prior to December 31 or an earlier date set by the Plan Administration Committee, a Participant may elect to defer Compensation for services to be performed in the next following Plan Year by the execution and timely filing, and Employer’s acceptance of, the Annual Forms, according to such procedures as the Plan Administration Committee may prescribe from time to time. If a Participant has recently become eligible to participate in the Plan, Section 4.2 addresses the time for filing and effective time of the Annual Forms. Each such Annual Form shall be effective for the Plan Year to which the form pertains. To cover a situation in which the Participant dies while he is a Participant in the Plan, a Participant should file a Designated Beneficiary Form as soon as possible.

(b)Each Participant may elect annually to have his Compensation for the upcoming Plan Year reduced by a whole percentage that is not less than five percent (5%), and up to eighty percent (80%), or by a specific dollar amount (in all cases, subject to a minimum value established by the Plan Administration Committee) by timely filing, and the acceptance by the Employer of, his Annual Forms detailing such deferral. The amount of this Participant Deferral shall be deferred into the Plan and credited to the Participant’s Account as provided in Article V.

(c)An election to defer Performance-Based Compensation may be made at such time and in such manner as the Plan Administration Committee may specify, but in any event the Deferral Election Form and the Distribution Election Form with respect to such Performance-Based Compensation must be filed on or before the date that is six (6) months before the end of the applicable performance period and otherwise in accordance with the applicable provisions of Section 409A of the I.RC.

(d)Under the Annual Forms, a Participant shall indicate the amount of such Participant Deferral and designate and allocate such Participant Deferral in or among the elective distribution Account option(s).

(e)Pursuant to transition rules provided by Treasury regulations issued pursuant to Section 409A of the I.R.C., prior to December 31, 2008, or such earlier date as the Plan Administration Committee may have determined, a Participant may have elected to change a prior election as to time or form of payment by filing “transition” Distribution Election Forms with the Plan Administration Committee.

4.2.New Participants. The initial Annual Forms of a new Participant with respect to Compensation shall be filed with the Employer on a date established by the Plan Administration Committee, but in any event not later than thirty (30) days following the date the Participant becomes eligible to participate in the Plan and such elections within the Annual Forms only apply and are effective with respect to services to be performed subsequent to the elections. Such initial Annual Forms shall be applicable to a Participant’s Compensation beginning with the first payroll in the month after such Form is filed and accepted by the Employer.

4.3.Irrevocable Elections. An election in a Deferral Election Form, once made by a Participant, shall be irrevocable (subject to Section 4.6(c), with respect to PRSUs). The Plan Administration Committee, however, (a) shall cancel Participant Deferrals upon granting a Participant’s request for a distribution based upon an Unforeseeable Emergency, or as required by Treasury Regulation Section 1.401(k)-1(d)(3), and (b) may permit a Participant to revoke a Deferral Election Form with respect to Performance-Based Compensation no later than six (6) months before the end of the applicable performance period, in each case to the extent such action satisfies the requirements of Section 409A and applicable law (and subject to Section 4.6(c), with respect to PRSUs).

4.4.Matching Contributions. The Employer may, but shall not be required to, provide a deemed match, in such amounts as it may determine from time to time, for Participant Deferrals. Such Matching Contributions, if any, shall be credited to the Matching Contribution Account of the Participant’s Account and shall be subject to the vesting requirements set forth in Section 6.2.

4.5.Discretionary Contributions. The Employer may, but shall not be required to, provide an employer discretionary contribution, in such amounts as it may determine from time to time, for any Participant or all Participants. The amount of the contribution is completely discretionary, and the Employer may treat different Participants differently, i.e. the Employer is not under any duty to provide the same amount of contribution, if any, to any Participant. Such Discretionary Contributions, if any, shall be credited to the Discretionary Contribution Account of the Participant’s Account and shall be subject to the vesting requirements set forth in Section 6.3.  For the avoidance of doubt, an amount credited to a Participant’s Account pursuant to a non-elective arrangement, as provided in Treasury Regulation 1.409A-2(a)(2), shall be deemed to be a Discretionary Contribution.

4.6.Deferral of Restricted Stock Units.

(a)Eligibility. The Compensation Committee (and only the Compensation Committee) may determine which Eligible Employees (which may be a group or class of Participants), if any, shall be eligible to elect to defer the receipt of RSU Shares resulting from awards of RSUs. The Compensation Committee may make such determination by establishing a minimum compensation level or job title for participation or by the use of such other criteria as deemed appropriate from time to time, and the Compensation Committee may establish limitations with respect to the deferral of the receipt of RSU Shares resulting from awards of RSUs.  Unless otherwise provided by the Compensation Committee, only the receipt of RSU Shares resulting from awards of RSUs that are not subject to Section 409A of the Code (i.e., RSUs that are not considered “nonqualified deferred compensation” subject to Section 409A of the Code) may be eligible for deferral pursuant to the Plan.  Any deferral pursuant to the Plan of the receipt of RSU Shares resulting from awards of RSUs that are subject to Section 409A of the Code (i.e., RSUs that are considered “nonqualified deferred compensation” subject to Section 409A of the Code) may only be made in compliance with the requirements of Section 409A of the Code.  Unless otherwise determined by the Compensation Committee, any election made by a Participant to defer the receipt of RSU Shares resulting from an award of RSUs shall apply to 50% or 100% of the RSU Shares resulting from such award (net of any RSU Shares withheld in respect of applicable tax withholding obligations related to vesting).

(b)Deferral Election of TRSUs. An Eligible Employee who is eligible to elect to defer the receipt of RSU Shares resulting from awards of TRSUs in accordance with Section 4.6(a) may make an election to defer the receipt of RSU Shares resulting from awards of TRSUs by the execution and timely filing, and Employer’s acceptance of, an applicable Deferral Election Form at such time or times as may be established by the Plan Administration Committee and in accordance with the applicable provisions of Section 409A of the Code. On the Vesting Date for validly deferred TRSUs, the Participant’s TRSU Account will be credited with a number of Stock Units equal to the number of RSU Shares subject to the TRSUs with respect to which the deferral election was made that were payable absent the deferral election (net of any RSU Shares withheld in respect of applicable tax withholding obligations related to vesting). Any deferral election under this Section 4.6(b) shall be made on an applicable Deferral Election Form, and according to such procedures, as the Plan Administration Committee may prescribe from time to time.

(c)Deferral Election of PRSUs. An Eligible Employee who is eligible to elect to defer the receipt of RSU Shares resulting from awards of PRSUs in accordance with Section 4.6(a) may make an election to defer the receipt of RSU Shares resulting from awards of PRSUs by the execution and timely filing, and Employer’s acceptance of, an applicable Deferral Election Form at such time or times as may be established by the Plan Administration Committee and in accordance with the applicable provisions of Section 409A of the Code. If permitted by applicable law, Section 409A of the Code and the Compensation Committee, an Eligible Employee may modify the Participant’s deferral election for PRSUs up to six (6) months before the end of the performance period with respect to which the PRSUs relate.  On the Vesting Date for validly deferred PRSUs, the Participant’s PRSU Account will be credited with a number of Stock Units equal to the number of RSU Shares subject to the PRSUs with respect to which the deferral election was made that were payable absent the deferral election (net of any RSU Shares withheld in respect of applicable tax withholding obligations related to vesting).  Any deferral election under this Section 4.6(c) shall be made on an applicable Deferral Election Form, and according to such procedures, as the Plan Administration Committee may prescribe from time to time.

(d)Payment of the RSU Account. At the time an Eligible Employee elects to make the deferrals under Section 4.6(b) or Section 4.6(c), the Eligible Employee shall also elect, on an applicable Distribution Election Form, and according to such procedures, as the Plan Administration Committee may prescribe from time to time, the time and manner of payment with respect to such deferrals, which payment elections under this Section 4.6(d) shall be made in accordance with the provisions of Article VII. An Eligible Employee’s rights to change his payment election, if any, shall be determined in accordance with Article VII.  The form of payment pursuant to a distribution with respect to a TRSU or PRSU Account shall be shares of Company Stock (except that any deemed investment in fractional shares of Company Stock shall be distributed in cash), and amounts credited to a TRSU or PRSU Account may not be reallocated to a different Deemed Crediting Option.

ARTICLE V

ACCOUNTS & ACCOUNT CREDITING

5.1.Establishment of a Participant’s Account.

(a)Bookkeeping Account. The Plan Administration Committee shall cause a deemed bookkeeping Account and appropriate bifurcated or sub-accounts, based upon the elective distribution option(s) to be established and maintained in the name of each Participant, according to his Annual Forms for the Plan Year. This Account shall reflect the amount of Participant Deferrals, Matching Contributions (if any), Discretionary Contributions (if any), and Deemed Earnings credited on behalf of each Participant under the Plan.

(b)Bookkeeping Activity. Participant Deferrals shall be credited to a Participant’s Account on the date the Plan Administration Committee designates. Matching Contributions and Discretionary Contributions shall be credited to a Participant’s Account on the date the Plan Administration Committee designates. Deemed Earnings shall be credited or debited to each Participant’s Account, as well as any distributions, and other withdrawals under the Plan, as of any applicable Valuation Date.

5.2.Deemed Crediting Options.

(a)The Compensation Committee, and only the Compensation Committee, may approve and designate, in advance and in its sole and exclusive discretion, the establishment of any Company Stock Fund as a Deemed Crediting Option (and any substitution, elimination or other change with respect to any Company Stock Fund), any Participants (including by specifying a group or class of Participants) that may elect to have all or any portion of an Account deemed to be invested in a Company Stock Fund, and any Participants (including by specifying a group or class of Participants eligible to make such a deferral) that may elect to defer pursuant to this Plan the receipt of RSU Shares resulting from awards of RSUs.  The Compensation Committee reserves the right, in its sole and exclusive discretion, by resolution or by amendment to this Plan, to substitute, eliminate and otherwise make changes with respect to any Company Stock Fund or other Stock Units (including with respect to the crediting of Stock Units to a Participant’s Account in connection with a reallocation of all or part of a Participant’s Account to the Company Stock Fund or a dividend on shares of Company Stock), in each case subject to and in compliance with applicable listing rules of The NASDAQ Stock Market (or applicable requirements of such other stock exchange on which Company Stock may then be listed).  Subject to the foregoing, the Plan Administration Committee (i) shall designate Deemed Crediting Options, among which a Participant may allocate amounts credited to his Account, which are subject to Participant direction under the Plan, and (ii) reserves the right, in its sole and exclusive discretion, to substitute, eliminate and otherwise change the designated Deemed Crediting Options, as well as the right to establish (and to make changes with respect to) rules and procedures for the selection and offering of these Deemed Crediting Options.

(b)If a Participant's Account (including any TRSU or PRSU Account and any deemed investment in a Company Stock Fund) has been credited with Stock Units as of a dividend record date with respect to a cash dividend on shares of Company Stock, such Participant’s Account will be credited with additional Stock Units based on the weighted average price paid for all shares of Company Stock purchased by the Trustee (and deposited in the Rabbi Trust) with such dividends. If a Participant's Account (including any TRSU or PRSU Account and any deemed investment in a Company Stock Fund) has been credited with Stock Units as of a dividend record date with respect to a dividend of Company Stock to be paid on the Company Stock, an amount determined at a per share rate equivalent to such dividend shall be credited to the Participant’s Account as of the payment date for such dividend, and such amount shall be deemed to be reinvested in the Company Stock Fund.  In the event of (i) a merger, consolidation, statutory share exchange, stock rights offering, liquidation, or similar event affecting the Company or the Company Stock, or a (ii) dividend paid in a form other than cash or Company Stock, stock split, reverse stock split, reorganization, share combination or recapitalization or similar event affecting the capital structure of the Company, the Compensation Committee shall make such substitutions or adjustments to the number Stock Units, if any, credited to a Participant's Account and the shares of Company Stock, other securities or other consideration that a Participant shall receive upon a distribution from this Plan in respect of the Stock Units credited to the Participant's Account, as the Compensation Committee deems appropriate and equitable to comport with the terms of this Plan and/or to otherwise reflect the number and kind of shares of Company Stock, other securities or other consideration that holders of Company Stock would receive by reason of such event.

5.3.Allocation of Account Among Deemed Crediting Options.

(a)Deemed Crediting Options for Deferrals. Each Participant shall elect (subject to the terms and conditions, including any limitations and requirements, of this Plan) the manner in which ongoing or future deferrals credited to the Participant’s Account shall be divided among the Deemed Crediting Options by giving allocation instructions in a Deferral Crediting Option Election Form supplied by and filed with the Plan Administration Committee, or by such other procedure, including electronic communications, as the Plan Administration Committee may prescribe. A Participant’s election shall specify the percentage of such deferrals  (in 1% increments, unless otherwise permitted by the Plan Administration Committee) to be deemed to be invested in any Deemed Crediting Option. Such election shall remain in effect until a revised Deferral Crediting Option Election Form is filed with the Plan Administration Committee and deemed effective, at which time the prior Deferral Crediting Option Election Form shall cease to apply (and the revised Deferral Crediting Option Election Form shall be effective with respect to Participant Deferrals credited to a Participant’s Account on or after such deemed effective date).  Participant Deferrals of Compensation may not be initially allocated to the Company Stock Fund (if any), unless the Compensation Committee has expressly approved the Company Stock Fund as an initial Deemed Crediting Option for Participant Deferrals.   Participant Deferrals credited to a Participant’s Account shall be deemed to be invested in accordance with the most recent Deferral Crediting Option Election Form in effect or as otherwise determined in accordance with the terms and conditions, including any limitations and requirements, of this Plan.

(b)Transfers of Account Balances to Other Deemed Crediting Options.  A Participant may reallocate all or a portion of the Participant’s then existing Account (subject to the terms and conditions, including any limitations and requirements, of this Plan) between or among the designated Deemed Crediting Options pursuant to (and according to percentages or other instructions specified in) a Crediting Option Transfer Form supplied by and filed with the Plan Administration Committee, or by such other procedure as the Plan Administration Committee may prescribe.  Notwithstanding anything to the contrary in this Plan, any amounts that are deemed to be invested in Company Stock (including any TRSU or PRSU Account and any deemed investment in a Company Stock Fund) must remain invested therein and may not be reallocated thereafter by a Participant to a different Deemed Crediting Option.  With respect to any Participant’s reallocation of all or a portion of the Participant’s then existing Account to a Company Stock Fund, if applicable, the Participant’s Account will be credited with a number of Stock Units based on the price(s) paid for all shares of Company Stock purchased by the Trustee and deposited in the Rabbi Trust in response to the Participant’s Crediting Option Transfer Form.

(c)Ineffective Deemed Crediting Option Election Form.  If the Plan Administration Committee receives a Deemed Crediting Option Election Form which is unclear, incomplete or improper (as determined by the Plan Administration Committee, in its sole discretion), then such form will be deemed not to be effective (and, with respect to a Deferral Crediting Option Election Form, the Deferral Crediting Option Election Form then in effect shall remain in effect until the subsequent instruction is clarified, completed or otherwise made acceptable to the Plan Administration Committee). If a Participant fails to elect a Deemed Crediting Option or Options in an initial Deferral Crediting Option Election Form (or if a previously elected Deemed Crediting Option ceases to be a Deemed Crediting Option), the

Participant's Account (to the extent not credited based on a then-effective Deemed Crediting Option Election Form) shall be automatically allocated into the lowest risk Deemed Crediting Option (other than the Company Stock Fund), as determined by the Plan Administration Committee, in its sole discretion.  Thereafter, there shall be no obligation whatsoever on the part of the Employer, the Compensation Committee, Plan Administration Committee or any person or entity to automatically or otherwise reallocate to any other Deemed Crediting Option(s).

5.4.Valuation and Risk of Decrease in Value. The Participant’s Account will be valued on the Valuation Date at fair market value. On such date, Deemed Earnings will be allocated to each Participant’s Account. Each Participant and Designated Beneficiary assumes the risk in connection with any decrease in the fair market value of his Account.

5.5.Limited Function of Compensation Committee and Plan Administration Committee. By deferring compensation pursuant to the Plan, each Participant hereby agrees that the Employer, the Compensation Committee and Plan Administration Committee are in no way responsible for or guarantor of the investment results of the Participant’s Account. The Compensation Committee and the Plan Administration Committee shall have no duty to review, or to advise the Participant on the investment of the Participant’s Account; and in fact, shall not review or advise the Participant thereon. Furthermore, except when a Participant fails to designate a Deemed Crediting Option, the Plan Administration Committee shall have no power to direct the investment of the Participant’s Account other than promptly to carry out the Participant’s deemed investment instructions when properly completed and transmitted to the Plan Administration Committee and accepted according to its rules and procedures. Neither the Compensation Committee nor the Plan Administration Committee shall be a designated, named or other fiduciary in relation to this Plan.  Nothing contained in this Plan is intended to create, or may be construed as creating, any responsibility or liability of the members of any such committee.

ARTICLE VI

VESTING

6.1.Vesting of Participant Deferrals. A Participant shall be fully vested at all times in Participant Deferrals, as well as Deemed Earnings upon Participant Deferrals, credited to his Participant Deferral Account.

6.2.Vesting of Matching Contributions. A Participant shall vest in Matching Contributions, as well as Deemed Earnings upon Matching Contributions, credited to his Matching Contribution Account in accordance with the schedule established by the Plan Administration Committee with respect to the Matching Contribution Account. The Plan Administration Committee may establish, in its sole discretion, any vesting formula or schedule for any Matching Contribution that the Plan Administration Committee credits to the Participant’s Account and any such vesting formula or schedule may be different and separate for each Matching Contribution credited to the Participant. The Plan Administration Committee is under no duty or obligation to establish or specify the same vesting formula or schedule for all Participants, or to establish or specify the same vesting formula or schedule from year to year with respect to any Matching Contribution made in any Plan Year for any Participant. A vesting formula or schedule that has been specified by the Plan Administration Committee with respect to an identified Matching Contribution made in a specific Plan Year of a Participant cannot be changed. For the avoidance of doubt, a Matching Contribution may be made that is fully vested upon being credited to a Participant’s Matching Contribution Account, and the Plan Administration Committee is under no duty or obligation to provide for Matching Contribution to be fully vested upon being credited to the Matching Contribution Account of all or any other Participants.  Notwithstanding anything to the contrary in this Plan, Matching Contributions shall be deemed not to be invested initially in any Company Stock Fund; provided that Participants, if any, who are permitted to elect to reallocate all or a portion of their Account balance to a Company Stock Fund may subsequently reallocate all or a portion of their Matching Contribution Account to a Company Stock Fund, if any, pursuant to Section 5.3(b) and subject to the other terms and conditions, including any limitation and requirements, of this Plan.

Notwithstanding the above, but subject to Section 6.4(c), a Participant shall become fully vested in his Matching Contribution Account upon the earlier of death, Disability, Retirement or a Change in Control. Upon Separation from Service not due to Retirement, a Participant shall be entitled to the vested portion of his Matching Contribution Account, and any non-vested portion shall be forfeited.

6.3.Vesting of Discretionary Contributions. A Participant shall vest in a Discretionary Contribution, as well as Deemed Earnings upon such Discretionary Contribution, credited to his Discretionary Contribution Account in accordance with the schedule established by the Plan Administration Committee with respect to the Discretionary Contribution Account. The Plan Administration Committee may establish, in its sole discretion, any vesting formula or schedule for any Discretionary Contribution that the Employer credits to the Participant’s Account and any such vesting formula or schedule may be different and separate for each Discretionary Contribution credited to the Participant. The Plan Administration Committee is under no duty or obligation to establish or specify the same vesting formula or schedule for all Participants, or to establish or specify the same vesting formula or schedule from year to year with respect to any Discretionary Contribution made in any Plan Year for any Participant. A vesting formula or schedule that has been specified by the Plan Administration Committee with respect to an identified Discretionary Contribution made in a specific Plan Year of a Participant cannot be changed.  For the avoidance of doubt, a Discretionary Contribution may be made that is fully vested upon being credited to a Participant’s Discretionary  Contribution Account (and any Deemed Earnings upon such a Discretionary Contribution shall be fully vested), and the Plan Administration Committee is under no duty or obligation to provide for a Discretionary Contribution to be fully vested upon being credited to the Discretionary Contribution Account of all or any other Participants.  Notwithstanding anything to the contrary in this Plan, Discretionary Contributions shall be deemed not to be invested initially in any Company Stock Fund; provided that Participants, if any, who are permitted elect to reallocate all or a portion of their Account balance to a Company Stock Fund may subsequently reallocate all or a portion of their Discretionary Contribution Account to a Company Stock Fund, if any, pursuant to Section 5.3(b) and subject to the other terms and conditions, including any limitation and requirements, of this Plan.

Notwithstanding the above, but subject to Section 6.4(c) and except as set forth in the SSB/CSFL Merger Addendum attached hereto and is part of this Plan, a Participant shall become fully vested in his Discretionary Contribution Account upon the earlier of death, Disability,

Retirement or a Change in Control. Except as provided in the SSB/CSFL Merger Addendum, upon Separation from Service not due to Retirement, a Participant shall be entitled to the vested portion of his Discretionary Contribution Account, and any non-vested portion shall be forfeited.

6.4.Forfeitures.

(a)The vested amount of the Eligible Employee’s Account shall be determined at the Participant’s termination of employment; however, subject to the forfeiture provisions of this Section 6.4.

(b)A Participant, his or her beneficiaries, successors and heirs, shall forfeit the portion of the Participant’s Account which is not vested upon voluntary termination of the Participant’s employment.

(c)The Employer reserves the right to “clawback” any distributions of Matching Contributions and/or Discretionary Contributions that were made to the Participant’s Account based on materially incorrect earnings that have been subsequently adjusted or corrected based on facts that became known or revealed in a subsequent period and to take any actions that it might legally take with respect to any Account value yet to be distributed, or otherwise subject to the terms of any clawback or recoupment policy that the Employer may adopt.

ARTICLE VII

DISTRIBUTIONS

7.1.Distributions Generally. A Participant’s Account shall be distributed only in accordance with the provisions of this Article VII (except as provided in the SSB/CSFL Merger Addendum attached hereto). All distributions and other withdrawals from Accounts in accordance with the terms of the Plan shall be made in cash in United States currency, except that amounts deemed to be invested in Stock Units (including any amounts credited to a Participant’s TRSU or PRSU Account and any deemed investment in a Company Stock Fund) shall be distributed or otherwise withdrawn in accordance with the terms of this Plan in shares of Company Stock (except that any deemed investment in fractional shares of Company Stock shall be distributed in cash).

7.2.Automatic Distributions. An automatic distribution shall occur upon the earlier of the following (except as provided in the SSB/CSFL Merger Addendum):

(a)Participant’s Death. If the Participant dies while employed by the Employer, his Account shall be distributed in a lump sum to his Designated Beneficiary thirty (30) days thereafter. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(b)Participant’s Disability. If a Participant becomes disabled while employed by the Employer, his Account shall be distributed in a lump sum to him thirty (30) days thereafter. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(c)Separation from Service. Except as provided in Section 7.5, if a Participant incurs a Separation from Service prior to Retirement, his vested Account shall be distributed in a lump sum to him thirty (30) days thereafter. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(d)Change in Control Distribution. Subject to Section 7.3(c) and 7.4(g), upon the occurrence of a Change in Control event, a Participant’s entire Account, shall be paid to the Participant in a lump sum thirty (30) days thereafter. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee

7.3.Elective Distributions. A Participant shall become entitled to receive a distribution from his Account at such time or times and by such method of payment as elected and specified in the Participant’s applicable Distribution Election Form, and/or as may be mandated by the provisions of this Article VII, based upon the following distribution options:

(a)Retirement Distribution. Upon a Participant’s Retirement from the Employer, his Account shall be distributed according to the method of payment elected in each of his Distribution Election Forms. If the Participant dies while receiving Retirement installment payments, his Designated Beneficiary shall continue to receive the remaining installments. If subsequently the Designated Beneficiary dies, any remaining installments will be paid or distributed to the Designated Beneficiary’s estate.

(b)In-Service Distributions. If a Participant elects in his applicable Distribution Election Form, he can receive a distribution from his Account, on a date certain not earlier than three (3) years after the end of the deferral Plan Year, of all of his annual deferral amount for such Plan Year, including amounts credited or debited with respect to such amount based on the performance of the Participant’s elected Deemed Crediting Options and other items affecting the Account. The election is made on an annual basis, applies only to the Participant’s current Plan Year Contributions and is irrevocable, except as provided in Paragraph (e) of Section 7.4.

(c)Special Installment Distribution. A Participant who receives an Employer Discretionary Contribution and was a previous employee with Park Sterling Bank will receive his Account in twenty-four (24) equal monthly installments upon Separation from Service or Retirement (as provided in the applicable Participant’s employment agreement with the Employer entered into in connection with Park Sterling Bank’s merger with and into the Bank). This election applies only to the Employer Discretionary Contribution and is irrevocable. If the Participant dies while receiving these installment payments, his Designated Beneficiary shall continue to receive the remaining installments. If subsequently the Designated Beneficiary dies, any remaining installments will be paid to the Designated Beneficiary’s estate.

(d)Sub Accounts. Due to the possibility of different elections on the Annual Forms for each Plan Year or on other Distribution Election Forms potentially applicable to RSUs, if the elections for a Participant change from year to year or otherwise vary, such change or variations in the elections will necessitate the Employer maintaining separate sub-accounts which will total the Participant’s Account on any given date.

7.4.Timing and Method of Payment for Elective Distributions.

(a)Retirement Distribution. Except as set forth in Section 7.5, at the election of a Participant in the applicable annual Distribution Election Form, a Participant may receive a Retirement distribution in a lump sum or in payments of up to ten (10) annual installments (10 years) with the first installment to begin ten (10) days after the first business day on or after January 1 in the calendar year following the Participant’s date of Retirement and to be paid thereafter ten (10) days after the first business day on or after January 1 of each calendar year until the Account has been fully distributed. If a Participant elects a lump sum distribution, his Account will be distributed thirty (30) days after his Retirement. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(b)In-Service Distributions. At the election of a Participant in the applicable Distribution Election Form, an In-Service Distribution may be selected for payment as soon as three (3) years after the end of the deferral Plan Year. Distribution will be in a lump-sum,  occurring thirty (30) days following the distribution date elected on the Distribution Election Form. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(c)Installment Payments. In any distribution in which a Participant has elected or will receive distribution in periodic installments, the amount of each periodic installment shall be determined by applying a formula to the Account in which the numerator is the number one and the denominator is the number of remaining installments to be paid. For example, if a Participant elects ten (10) annual installments for a Retirement distribution, the first payment will be 1/10 of the Account, the second will be 1/9, the third will be 1/8, the fourth will be 1/7 and so on until the Account is entirely distributed. For purposes of the election described in Paragraph (e) of this Section, installment payments shall be treated as a series of separate payments, as described in Treasury regulations issued pursuant to Section 409A of the I.R.C. The amount of each installment payment shall be calculated as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(d)Failure to Designate a Method of Payment. In any situation in which the Plan Administration Committee is unable to determine the method of payment because of incomplete, unclear, or uncertain instructions in a Participant’s Distribution Election Form (or in which a valid Distribution Election Form does not apply), the Participant will be deemed to have elected a lump sum distribution at Retirement.

(e)Subsequent Elections. A Participant who has made an In-Service Distribution or a Retirement distribution election may make one or more subsequent elections for a given Plan Year to postpone the distribution date or to change the form of payment to another form permitted by the Plan (a “Subsequent Election”). Such Subsequent Election shall be made in writing in such form as is acceptable to the Plan Administration Committee (and must be made in compliance with Code Section 409A) and must (i) provide for an effective date at least twelve (12) months following the Subsequent Election, (ii) postpone the commencement of payment for a period of not less than five (5) years from the previous distribution date, and (iii) if the Subsequent Election relates to a payment described in Treasury Regulation Section 1.409A-3(a)(4) (payment at a specified time or pursuant to a fixed schedule), be made not less than twelve (12) months before the date the payment is scheduled to be paid.

(f)[RESERVED]

(g)Change in Control Opt-Out Elections. If (and only if) a Participant validly elects (in compliance with Code Section 409A and this Plan) an applicable Distribution Election Form to not receive a distribution upon the occurrence of a Change in Control event (a “CIC Opt-Out Election”), then the portion of such Participant’s Account subject to such Distribution Election Form shall not be distributed upon the occurrence of a Change in Control event pursuant to Section 7.2(d).  For the avoidance of doubt, if a Participant makes a valid CIC Opt-Out Election in some, but not all, of the Participant’s applicable Distribution Election Forms, then the portion of such Participant’s Account to which one or more CIC Opt-Out Elections applies would not be distributed upon the occurrence of a Change in Control event pursuant to Section 7.2(d), and the portion of such Participant’s Account to which a CIC Opt-Out Election does not apply would be distributed upon the occurrence of a Change in Control event pursuant to Section 7.2(d).   The Employer may, but is not required to, include a CIC Opt-Out Election as an alternative in any Distribution Election Form.

7.5.Distributions to a Specified Employee. Notwithstanding any other provision in the Plan to the contrary, a distribution to a Specified Employee upon Separation from Service, including Retirement, (and any other event required by Treasury Regulations issued pursuant to Section 409A of the I.R.C.) shall commence on the Delayed Distribution Date, which shall be six (6) months and one day following the Original Distribution Date. If the form of payment is installments, then such installments for a period of six (6) months beginning on the Delayed Distribution Date shall be double what they otherwise would have been (so that at the end of one year from the Original Distribution Date the Participant will have received the same amount he would have received had he not been a Specified Employee.)

7.6.Distributions Resulting from Unforeseeable Emergency. A Participant may request that all or a portion of his Account be distributed at any time prior to Separation from Service from the Employer by submitting a written request to the Plan Administration Committee; provided that the Participant has incurred an Unforeseeable Emergency, and the distribution is necessary to alleviate such Unforeseeable Emergency.

Such distribution shall be limited to an amount that does not exceed the amount necessary to satisfy such emergency after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Such distribution shall be made ten (10) days after the Employer determines that an Unforeseeable Emergency has occurred. The Balance not distributed from the Participant’s Account shall remain in the Plan.

7.7.Distributions of Small Accounts. If at any time the value of the Participant’s Account is: (a) not greater than $19,500 (or such other greater or lesser amount as may be specified as “de minimis” under Treasury Regulations issued pursuant to Section 409A of the I.R.C.), (b) the payment accompanies the termination in the entirety of the Participant’s Account with the Employer and all similar arrangements the Participant has with the Employer that would constitute a single nonqualified deferred compensation plan under Section 409A of the I.R.C., (c) the payment is made thirty (30) days after the Participant’s Separation from Service; and (d) the Participant is provided no election with respect to receipt of the lump sum payment, the Plan Administration Committee, in its sole and exclusive discretion, may make a distribution in a lump sum of the value of the entire Account. If the value of a Participant’s Account is zero upon the Valuation Date of any distribution, the Participant shall be deemed to have received a distribution of such Account and his participation in the Plan terminates.

ARTICLE VIII

ADMINISTRATION & CLAIMS PROCEDURE

8.1.Duties of the Bank and the Company. The Bank shall have overall responsibility for the administration and operation of the Plan; provided that Compensation Committee must approve, in advance and in its discretion, the establishment of any Company Stock Fund as a Deemed Crediting Option (and any substitution, elimination or other change with respect to any Company Stock Fund), any Participants (including by specifying a group or class of Participants) that may elect to have all or any portion of an Account deemed to be invested in a Company Stock Fund, any deferral (including by specifying a group or class of Participants eligible to make such a deferral) of RSUs pursuant to this Plan and any other matters that the Compensation Committee is to approve or determine under this Plan. The Company shall be required to issue Company Stock that becomes distributable to Participants if, as and to the extent required pursuant to the terms of this Plan, to the extent that such Company Stock is not otherwise held or acquired by a Rabbi Trust and distributed to Participants if, as and to the extent required pursuant to the terms of this Plan. The Bank shall discharge its responsibility through the Plan Administration Committee, to which is delegated the Bank’s overall responsibility for administering and operating the Plan.

8.2.The Plan Administration Committee.  “Plan Administration Committee” shall mean the one or more employees, appointed by the Compensation Committee from time to time, of the Bank who are charged with the overall administration and operation of the Plan. The Compensation Committee may make changes with respect to the person(s) serving on the Plan Administration Committee from time to time, in the sole discretion of the Compensation Committee. Unless the Compensation Committee appoints one or more other persons as the Plan Administration Committee, the Executive Vice President, Human Resources and the Director of Human Resources Administration the of the Bank, shall be the members of the Plan Administration Committee.

8.3.Plan Administration Committee’s Powers and Duties to Enforce Plan. The Plan Administration Committee shall be the “Administrator” and “Named Fiduciary” only to the extent required by ERISA for top-hat plans and shall have the complete control and authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Plan in accordance with its terms. The Plan Administration Committee, in its sole and absolute discretion, shall interpret the Plan, shall establish rules and procedures for administration of the Plan, including procedures for providing notice of eligibility for the Plan, the deferral and distribution elections, making available permitted deemed investment elections with respect to the Participant’s Account (subject to the authority reserved under this Plan to the Compensation Committee with respect to any Company Stock Fund, Stock Units, TRSUs and PRSUs), and the accounting rules for determining the value of a Participant’s Account, and shall determine all questions arising in the administration and application of the Plan. Any such interpretation by the Plan Administration Committee shall be final, conclusive and binding on all persons.

Any authority granted to the Plan Administration Committee may be exercised by the Compensation Committee. If and to the extent that the Compensation Committee exercises any authority granted to the Plan Administration Committee, the Compensation Committee, in exercising such authority, shall be deemed to be the Plan Administration Committee only with respect to its actions taken (including any determination made).

8.4.Organization of the Plan Administration Committee.

The Plan Administration Committee shall act by a majority of its members at the time in office. Plan Administration Committee action may be taken by a vote at a meeting, by written consent without a meeting or by an orally or written (including email) expressed agreement or assent by a majority of the members without a meeting. One or more members of the Plan Administration Committee may execute any document or documents on behalf of the Plan Administration Committee. The Plan Administration Committee shall notify an Employer, in writing, of such authorization and the name or names of its member or members, if requested by an Employer.  An Employer shall accept and rely on any documents executed by said member of the Plan Administration Committee or members as representing action by the Plan Administration Committee. The Plan Administration Committee may adopt such bylaws and regulations, if any, as it deems desirable for the proper conduct of the Plan and change or amend such by-laws and regulations from time to time. The Plan Administration Committee may employ or engage and appropriately compensate accountants, legal counsel, benefit specialists, actuaries, investment advisers, Trustees, record keepers and any other plan administration service providers (whether third parties or persons employed by Employer, “Record Keepers and Advisors”) as it deems necessary or desirable in connection with the administration and maintenance of the Plan. Such professionals and advisors shall not be considered members of the Plan Administration Committee for any purpose.  However, the Plan Administration Committee may direct one or more Record Keepers and Advisors to prepare, distribute, receive and/or accept (including with respect to items that are to be in a form or in forms prescribed by the Plan Administration, filed at times established by the Plan Administration Committee and/or that are to be filed with or accepted or acknowledged by the Plan Administration Committee or the Employer), on behalf of the Administrator and the Employer, written agreements, instructions, directions, other similar writings and other materials, in electronic form or otherwise, in connection with the administration of this Plan.

8.5.Limitation of Liability.

(a)Neither any Employer nor any officer, director or Employee of any Employer shall be liable to any Employee, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of the Plan unless attributable to his own fraud or willful misconduct. Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look to the applicable Employer (that granted the right to payment) for payment (and, only with respect to distributions to be made in shares of Company Stock, also to the Company), and shall not have any right, claim or demand against the Compensation Committee or  Plan Administration Committee (or any member thereof), or any director, officer or Employee of any Employer, or any other Employer.

(b)To the fullest extent permitted by applicable law and regulations, and subject to an Employer’s Articles of Incorporation and By-laws or similar organizational documents, each Employer shall indemnify the Compensation Committee and the Plan Administration Committee, each of their respective members, and each Employer’s officers and directors (and any Employee involved in carrying out the functions of such Employer under the Plan) for the expenses, costs, or liabilities arising out of the performance of duties required by the terms of the Plan, except for those expenses, costs, or liabilities arising out of an individual’s fraud, willful misconduct or gross negligence.

8.6.Reliance on Records and Reports. The Plan Administration Committee and the Compensation Committee shall each be entitled to rely upon certificates, reports, and opinions provided by Record Keepers and Advisers employed or engaged by an Employer, the Plan Administration Committee or the Compensation Committee. The Plan Administration Committee shall keep a record of its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan (and may engage one or more Record Keepers and Advisers to keep any such books of account, records, and other data for the Plan Administration Committee). The regularly kept records of the Plan Administration Committee and the Employer shall be conclusive evidence of the service of a Participant, Compensation, age, marital status, status as an Employee, and all other matters contained therein and relevant to the Plan. The Plan Administration Committee and the Compensation Committee, in any of its dealings with Participants hereunder, may conclusively rely on any Annual Forms, written statement, representation, or documents made or provided by such Participants.

8.7.Costs of the Plan. All the costs and expenses for maintaining the administration and operation of the Plan shall be borne by the Employer unless the Employer shall give notice (that Plan Participants bear this expense, in whole or in part): (a) to Eligible Employees at the time they become Participants by completion and filing of the Annual Forms; or (b) to existing Participants during annual re-enrollment. Such notice shall detail the administrative expense to be assessed a Plan Participant, how that expense will be assessed and allocated to the Participant Accounts, and any other important information concerning the imposition of this administrative expense. This administration charge, if any, shall operate as a reduction to the Account of a Participant or his designated Beneficiary, and in the absence of specification otherwise shall reduce the Account, and be charged annually during the month of January.

8.8.Claims Procedure. The procedure for making claims under this Plan shall be set forth on Exhibit A.

8.9.Litigation. It shall only be necessary to join an Employer as a party in any action or judicial proceeding affecting the Plan. No Participant or Designated Beneficiary or any other person claiming under the Plan shall be entitled to service of process or notice of such action or proceeding, except as may be expressly required by law. Any final judgment in such action or proceeding shall be binding on all Participants, Designated Beneficiaries or persons claiming under the Plan.

ARTICLE IX

AMENDMENT, TERMINATION &REORGANIZATION

9.1.Amendment. The Company, by a duly adopted resolution of its Board of Directors, the Compensation Committee or other duly authorized (in accordance with the Company’s by-laws) Board committee, reserves the right to amend the Plan, to the extent consistent with the requirements of the Code and ERISA.  However, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s (or Designated Beneficiary’s) accrued benefit prior to the date of the amendment.

9.2.Amendment Required By Law. Notwithstanding Section 9.1, the Plan may be amended by the Company at any time, if in the opinion of the Company’s Board of Directors or duly authorized committee thereof, such amendment is necessary or appropriate to ensure the Plan is treated as a nonqualified plan of deferred compensation under the Code and ERISA, or to bring it into conformance with Treasury or SEC Regulations or requirements for such plans. This includes the right to amend the Plan, so that any trust, if applicable, created in conjunction with the Plan, will be treated as a grantor trust under Sections 671 through 679 of the Code, and to otherwise conform the Plan provisions and such trust, if applicable, to the requirements of any applicable law.

9.3.Termination. The Company and the Bank intend to continue the Plan indefinitely. However, the Company, by action of its Board of Directors or a duly authorized committee thereof (in accordance with its by-laws), reserves the right to terminate the Plan at any time, to the extent permitted under the Code and ERISA. However, no such termination shall deprive any participant or Designated Beneficiary of a benefit accrued under the Plan prior to the date of termination.

9.4.Consolidation/Merger.  An Employer shall not enter into any consolidation or merger without the guarantee and assurance (which guarantee and assurance may exist as a matter of law) that the successor or surviving company or companies shall be liable for the obligations of the Employer contained under the Plan. Should such consolidation or merger occur, the term “Employer” as defined and used in the Plan shall refer to the successor or surviving company or companies. Should the consolidation or merger during a Plan Year constitute a Change in Control as defined in the Plan, a Participant or Designated Beneficiary shall receive distribution of his Account as and to the extent provided in Article VII.

ARTICLE X

GENERAL PROVISIONS

10.1.Applicable Law. Except insofar as the law has been superseded by Federal law, South Carolina law shall govern the construction, validity and administration of the Plan. The parties to the Plan intend that the Plan shall be a nonqualified unfunded plan of deferred compensation without plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect this intention.

10.2.Benefits Not Transferable or Assignable.

(a)Benefits under the Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void, nor shall any such benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them. However, a Participant may name a recipient for any benefits payable or which would become payable to a Participant upon his death. Also, if necessary to comply with a domestic relations order as defined in Section 414(p)(1)(B) of the Code, pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s Account, the Plan Administration Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s Account to such spouse or former spouse. In addition, the following actions shall not be treated or construed as an assignment or alienation: (a) Plan Contribution or distribution tax withholding; (b) recovery of distribution overpayments to a Participant or Designated Beneficiary; (c) direct deposit of a distribution to a Participant’s or Designated Beneficiary’s banking institution account; or (d) transfer of Participant rights from one Plan to another Plan, if applicable.

(b)The Employer may bring an action for a declaratory judgment if a Participant’s, Designated Beneficiary’s or any beneficiary’s benefits hereunder are attached by an order from any court. The Employer may seek such declaratory judgment in any court of competent jurisdiction to:

(i) determine the proper recipient or recipients of the benefits to be paid under the Plan;

(ii) protect the operation and consequences of the Plan for the Employer and all Participants; and

(iii) request any other equitable relief the Employer in its sole and exclusive judgment may feel appropriate.

Benefits which may become payable during the pendency of such an action shall, at the sole discretion of the Employer, either be:

(x) paid into the court as they become payable, or

(y) held in the Participant’s or Designated Beneficiary’s Account subject to the court’s final distribution order.

10.3.Not an Employment Contract. The Plan is not and shall not be deemed to constitute a contract between any Employer and any Employee, or to be a consideration for, or an inducement to, or a condition of, the employment of any Employee. Nothing contained in the Plan shall give or be deemed to give an Employee the right to remain in the employment of any Employer or to interfere with the right to be retained in the employ of the Employer, any legal or equitable right against any Employer, or to interfere with the right of any Employer to discharge any Employee at any time. It is expressly understood by the parties hereto that the Plan relates to the payment of deferred compensation for the Employee’s services, generally payable after separation from employment with the Employer, and is not intended to be an employment contract.

10.4.Notices.

(a)Any notices required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given at the time when delivered personally or when mailed by certified or registered first class mail, postage prepaid, addressed to either party hereto as follows:

If to an Employer:

South State Bank, National Association

Director of Human Resources Administration

1101 First Street South, Suite 202

Winter Haven, Florida 33880

If to the Participant:

At his last known address, as indicated by the records of the Employer; or to such changed address as such parties may have fixed by notice. However, any notice of change of address shall be effective only upon receipt.

(b)Any communication, benefit payment, statement or notice addressed to a Participant or Designated Beneficiary at the last post office address as shown on the Employer’s records shall be binding on the Participant or Designated Beneficiary for all purposes of the Plan. The Employer shall not be obligated to search for any Participant or Designated Beneficiary beyond sending a registered letter to such last known address.

10.5.Severability. If any provision or provisions of the Plan shall for any reason be invalid or unenforceable, the remaining provisions of the Plan shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of the Plan. All terms of the plan and all discretion granted hereunder to interpret the Plan shall be uniformly and consistently applied to all the Employees, Participants and Designated Beneficiaries.

10.6.Participant is General Creditor with No Rights to Assets.

(a)The payments to the Participant or his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the applicable Employer (that granted the right to payment under this Plan) (and, only with respect to distributions to be made in shares of Company Stock, also the Company), and no person shall have any interest in any such assets by virtue of the provisions of the Plan. Each Employer’s respective obligation hereunder shall be an unfunded and unsecured promise to pay money (or, if applicable, Company Stock) in the future. To the extent that any person acquires a right to receive payments from an applicable Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of such applicable Employer; no such person shall have nor acquire any legal or equitable right, or claim in or to any property or assets of such applicable Employer. No Employer shall be obligated under any circumstances to fund obligations under the Plan.

(b)Each Employer at its sole discretion and exclusive option, may acquire and/or set-aside assets or funds, in a trust or otherwise, to support its financial obligations under the Plan. No such trust established for this purpose shall be established in or transferred to a location that would cause it to be deemed to be an “offshore trust” for purposes of Section 409A(b)(1) of the I.R.C. No such acquisition or set-aside shall impair or derogate the applicable Employer’s direct obligation to a Participant or Designated Beneficiary under the Plan. However, no Participant or Designated Beneficiary shall be entitled to receive duplicate payments of any Accounts provided under the Plan because of the existence of such assets or funds.

(c)In the event that, in its discretion, an Employer purchases an asset(s) or insurance policy or policies insuring the life of the Participant to allow such Employer to recover the cost of providing benefits, in whole or in part hereunder, neither the Participant, Designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein in such assets or in the proceeds therefrom. The applicable Employer shall be the sole owner and beneficiary of any such assets or insurance policy and shall possess and may exercise all incidents of ownership therein. No such asset or policy, policies or other property shall be held in any trust for the Participant or any other person nor as collateral security for any obligation of any Employer hereunder. Nor shall any Participant’s participation in the acquisition of such assets or policy or policies be a representation to the Participant, Designated Beneficiary or any other beneficiary of any beneficial interest or ownership in such assets, policy or policies. A Participant may be required to submit to medical examinations, supply such information and to execute such documents as may be required by an insurance carrier or carriers (to whom the applicable Employer may apply from time to time) as a precondition to participate in the Plan.

10.7.No Trust Relationship Created. Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship between any Employer and the Participant, Designated Beneficiary, other beneficiaries of the Participant, or any other person claiming though the Participant. Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the applicable Employer and no person other than such applicable Employer shall, by virtue of the provisions of the Plan, have any beneficial interest in such assets and funds. The creation of a grantor trust (a so called “Rabbi Trust” and the trustee thereof, the “Trustee”) under the Code (owned by and for the benefit of an applicable Employer)

to hold such assets or funds for the administrative convenience of the Employer shall not give nor be a representation to a Participant, Designated Beneficiary, or any other person, of a property or beneficial ownership interest in such trust assets or funds even though the incidental advantages or benefits of the trust to Plan Participants may be communicated to them.

10.8.Limitations on Liability of the Employer. Neither the establishment of the Plan nor any modification hereof nor the creation of any Account under the Plan nor the payment of any benefits under the Plan shall be construed as giving to any Participant or any other person any legal or equitable right against any Employer or any director, officer or Employee thereof except as provided by law or by any Plan provision.

10.9.Agreement Between Employer and Participant Only. The Plan is solely between the applicable Employer and Participant. The Participant, Designated Beneficiary, estate or any other person claiming through the Participant, shall only have recourse against the applicable Employer for enforcement of the Plan. The Plan shall be binding upon and inure to the benefit of each Employer and its successors and assigns, and the Participant, successors, heirs, executors, administrators and beneficiaries.

10.10.Independence of Benefits. The benefits payable under the Plan are for services already rendered and shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus, fees or otherwise, payable to the Participant under any compensation and/or benefit arrangements or plans, incentive cash compensations and stock plans and other retirement or welfare benefit plans, that now exist or may hereafter exist from time to time.

10.11.Unclaimed Property

(a)Except as may be required by law, if the applicable Employer gives notice to a Participant of an entitlement to benefits under the Plan, and the Participant fails to claim such benefit within three (3) calendar years of such notice, such Employer may deem the benefit to be a forfeiture. However, such Employer shall pay the benefit, unadjusted for gains or losses from the date of such forfeiture, and distribute any Company Stock hereunder, to a Participant who subsequently makes proper claim for the benefit.

(b)No Employer shall be liable to any person for payment pursuant to applicable state unclaimed property laws.

10.12.Required Tax Withholding and Reporting.  The applicable Employer may withhold from a Participant’s nondeferred compensation and reimbursements any applicable payroll taxes that may be due in connection with any deferral made under the Plan.  The applicable Employer shall withhold and report Federal, state and local income, payroll or other tax amounts that it determines to be appropriate with respect to all distributions and withdrawals from a Participant’s Account as may be required by law from time to time.  Withholdings in respect of any distributions or withdrawals from a Participant’s Account shall be effected through the withholding of cash, to the extent that cash would otherwise be distributed to or withdrawn by the Participant, and then, if and to the extent that such cash is not sufficient to satisfy the withholding obligation, through the withholding (including by cancellation of the right to receive) of shares of Company Stock or vested Stock Units to which the Participant is otherwise entitled under this Plan with an aggregate  fair market value equal to such obligation (provided, however, such Stock Units or shares of Company Stock may not be used to satisfy more than the applicable Employer’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid, if applicable, classification of a Stock Unit as a liability for financial accounting purposes).  The fair market value of shares of Company Stock or Stock Units to be withheld (including by cancellation of the right to receive) will be determined based on the prices at which the Rabbi Trustee with respect to the Trust sells the related shares of Company Stock in connection with such distribution or withdrawal, if applicable, and otherwise shall be deemed to be the fair market value (as defined in the South State Corporation 2019 Omnibus Incentive Plan) of Company Stock as of the date as of which the amount of tax to be withheld is determined.  Notwithstanding any action any Employer takes with respect to any or all Federal, state and local income, payroll or other tax-related withholding (“tax-related items”), the ultimate liability for all tax-related items is and remains the Participant’s responsibility and no Employer makes any representation or undertakings regarding the treatment of any tax-related items in connection with this Plan or its administration.  Nothing in the Plan shall limit any Employer’s right to withhold from any sources as may be permitted by applicable law.

SOUTH STATE CORPORATION

By:
Title:

By:
Title:

SOUTH STATE BANK, NATIONAL ASSOCIATION

By:
Title:

By:
Title:

SSB/CSFL Merger Addendum

June

to

South State Deferred Income Plan

The Company and the Bank have entered into a strategic merger transaction (the “Merger”) with CenterState Bank Corporation, a Florida corporation (“CenterState”), and CenterState Bank, N.A. the banking subsidiary of CenterState (together with CenterState, “CSFL”), pursuant to the Agreement and Plan of Merger by and between the Company and CenterState, dated as of January 25, 2020 (the “Merger Agreement”).  Effective upon, and subject to, the date of the consummation of the Merger (such date, the “SSB/CSFL Merger Effective Date”), the Plan is amended to include this SSB/CSFL Merger Addendum (this “SSB/CSFL Merger Addendum”).

The Accounts of certain employees and/or directors of Employer, and potentially of certain employees and/or directors of CSFL who will become employees and/or directors of Employer as of the SSB/CSFL Merger Effective Date, who are collectively referred to in this SSB/CSFL Merger Addendum as “SSB/CSFL Merger Participants,” will be credited with Discretionary Contributions under the Plan (such amounts, “SSB/CSFL Merger-Related Discretionary Contributions”) as contemplated by certain employment or services agreements (“SSB/CSFL Merger Services Agreements”) entered into in connection with the Merger Agreement, or entered into after the date of the Merger Agreement and in connection with the Merger, that provide for payments that (i) upon the SSB/CSFL Merger Effective Date are to be credited to a deferred compensation account maintained by the Employer, with the applicable SSB/CSFL Merger Participant having sole authority to notionally invest the Transition Payment in such account, and that are vested as of the SSB/CSFL Merger Effective Date (a “Transition Payment”) and shall be payable to the applicable SSB/CSFL Merger Participant on the payment schedule (and subject to the terms and conditions) set forth in the applicable SSB/CSFL Merger Services Agreement, or (ii) shall vest, if at all, following the effective time of the Merger on the terms specified in the SSB/CSFL Merger Services Agreement with the applicable SSB/CSFL Merger Participant (an “Integration or Conversion Bonus”) and shall be payable (subject to the terms and conditions set for in the applicable SSB/CSFL Merger Services Agreement) on the schedule provided in the applicable SSB/CSFL Merger Services Agreement.

Separate sub-accounts (which will total the SSB/CSFL Merger Participant’s Account on any given date) shall be maintained by the Employer with respect to any SSB/CSFL Merger-Related Discretionary Contribution (including Deemed Earnings with respect thereto, “SSB/CSFL Merger Accounts”) as necessary in order to properly administer and maintain (including by making appropriate distributions with respect to) any SSB/CSFL Merger Accounts.

Vesting and distributions with respect to SSB/CSFL Merger Accounts shall be subject to and made in accordance with the terms and conditions of the applicable SSB/CSFL Merger Services Agreement and in accordance with Section 409A of the Code, notwithstanding anything to the contrary in the Plan. All such payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on SSB/CSFL Merger Participant pursuant to Section 409A of the Code.  Notwithstanding anything to the contrary in the Plan, each SSB/CSFL Merger Participant shall be deemed to be a Participant (and shall continue to be

Exhibit A-1

deemed to be a Participant as long as the SSB/CSFL Merger Participant continues to be entitled to a benefit (in the form of an undistributed Account Balance) under the Plan). If the applicable SSB/CSFL Merger Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect as of SSB/CSFL Merger Participant’s separation from service (as determined in accordance with Section 409A of the Code)), any such payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to such SSB/CSFL Merger Participant as contemplated under this SSB/CSFL Merger Addendum during the six-month period immediately following such SSB/CSFL Merger Participant’s separation from service on account of such SSB/CSFL Merger Participant’s separation from service shall be accumulated (including Deemed Earnings with respect thereto) and paid to such SSB/CSFL Merger Participant on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on such SSB/CSFL Merger Participant under Section 409A of the Code.  If such SSB/CSFL Merger Participant dies during the postponement period, such amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of the SSB/CSFL Merger Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such SSB/CSFL Merger Participant’s death.

The applicable Employer shall provide to the Plan Administration Committee the name of each applicable SSB/CSFL Merger Participant, the amount of any Transition Payment or Integration or Conversion Bonus that shall be credited (and the date as of which such the credit shall be made) with respect to each such SSB/CSFL Merger Participant’s Account, and the applicable payment schedule with respect thereto.

Transition Payment Account Distribution Schedules

Certain SSB/CSFL Merger Participants will be a party to an SSB/CSFL Merger Services Agreement that provides for a Transition Payment. A Transition Payment (including Deemed Earnings with respect thereto, a “Transition Payment Account”) shall be payable to the applicable SSB/CSFL Merger Participant on the payment schedule set forth in his SSB/CSFL Merger Services Agreement and subject to the terms and conditions thereof.

With respect to the Transition Payment Account of an SSB/CSFL Merger Participant, if the SSB/CSFL Merger Participant dies while receiving installment payments, his Designated Beneficiary shall continue to receive the remaining installments. If subsequently the Designated Beneficiary dies, any remaining installments will be paid to the Designated Beneficiary’s estate.

A Transition Payment shall be treated as an Employer Discretionary Contribution within the meaning of the Plan, meaning, for example that the applicable SSB/CSFL Merger Participant will be permitted to select Deemed Crediting Options under the Plan, and shall otherwise adhere to the terms and conditions of the Plan; provided, that Sections 7.2(a) (Participant’s Death), 7.2(b) (Participant’s Disability), 7.2(c) (Separation from Service), 7.2(d) (Change in Control Distribution), 7.3 (Elective Distributions), 7.4(f) (Special One Time Change in Control Election) and 9.4 of the Plan relating to payment of SSB/CSFL Merger Participant’s Account in connection with a Change in Control, and any other provisions providing for accelerated vesting

Exhibit A-2

of Contributions, shall not apply to a Transition Payment Account (a Transition Payment shall be fully vested when credited to the applicable SSB/CSFL Merger Participant’s Account), in each case unless otherwise provided in an applicable SSB/CSFL Merger Services Agreement. For the avoidance of doubt, a Transition Payment Account shall not be subject to the early distribution provisions of the Plan in connection with the completion of the Merger or, unless otherwise provided in an applicable SSB/CSFL Merger Services Agreement, any future Change in Control.

Integration or Conversion Bonus Account Distribution Schedules

Certain SSB/CSFL Merger Participants will be a party to an SSB/CSFL Merger Services Agreement that provides for a potential Integration or Conversion Bonus.

Subject to the applicable SSB/CSFL Merger Participant’s satisfaction of the vesting conditions (and the other terms and conditions) set forth in such SSB/CSFL Merger Participant’s SSB/CSFL Merger Services Agreement, an Integration or Conversion Bonus (including Deemed Earnings with respect thereto, an “Integration or Conversion Bonus Account”) shall be credited under the Plan (and provided that an SSB/CSFL Merger Participant’s SSB/CSFL Merger Services Agreement may specify that the SSB/CSFL Merger Participant’s Integration or Conversion Bonus shall be credited under the Plan as of the SSB/CSFL Merger Effective Date, but shall remain subject to vesting conditions set forth in such SSB/CSFL Merger Participant’s SSB/CSFL Merger Services Agreement) and shall be payable on the schedule provided in the SSB/CSFL Merger Participant’s SSB/CSFL Merger Services Agreement.

An Integration or Conversion Bonus shall be treated as an Employer Discretionary Contribution within the meaning of the Plan, meaning, for example that the applicable SSB/CSFL Merger Participant will be permitted to select Deemed Crediting Options (as defined in the Plan) under the Plan, and shall otherwise adhere to the terms and conditions of the Plan (unless otherwise provided in an applicable SSB/CSFL Merger Services Agreement); provided, that Sections 7.2(d) (Change in Control Distribution), 7.4(f) (Special One Time Change in Control Election) and 9.4 of the Plan relating to payment of an SSB/CSFL Merger Participant’s Account in connection with a Change in Control, and any other provisions providing for accelerated vesting of Contributions, shall not apply to an Integration or Conversion Bonus Account (in each case unless otherwise provided in an applicable SSB/CSFL Merger Services Agreement). For the avoidance of doubt, an Integration or Conversion Bonus Account shall not be subject to the early distribution provisions of the Plan in connection with the completion of the Merger or, unless otherwise provided in an applicable SSB/CSFL Merger Services Agreement, any future Change in Control.

Certain Restricted Stock Units.

As a matter of administrative convenience, the Company may track and administer the restricted stock units granted on April 21, 2020 to the then Chief Executive Officer of South State Corporation (and any dividend equivalents credited with respect thereto pursuant to the applicable restricted stock unit agreement, the “April 2020 RSU Agreement”) through the administrative and record keeping systems used with respect to this Plan; provided, for the avoidance of doubt, that the time and form of payment, and the other terms, provided in the April

Exhibit A-3

2020 RSU Agreement shall not be changed or amended as a result of any such tracking or administration.

Exhibit A-4

Exhibit A

Claims Procedure

Claims and Review Procedure

(a)General. Because this Plan is established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, the following claims procedure under DOL Reg. §2560.503-1 applies. For purposes of the Plan’s claims procedure under this Plan Section 8.8, the “Administrator” has the meaning provided in Plan Section 8.3.

The Plan Administration Committee under this Plan Section 8.8 will provide a separate written document to affected Participants and Beneficiaries which explains the Plan’s claims procedure.

A Participant or Beneficiary shall file with the Plan Administration Committee a written claim for benefits, subject to the administrative procedures established by the Plan Administration Committee. Additionally, if any Participant or Beneficiary believes he is being improperly denied any rights under the Plan, such Participant or Beneficiary may file a claim in writing with the Plan Administration Committee. However, the Plan Administration Committee will cause the Plan to pay only such benefits or provide such rights to the Participant or Beneficiary as the Plan Administration Committee in its discretion determines a Participant or Beneficiary is entitled to receive.

If the Participant or Beneficiary disputes the Plan Administration Committee’s determination regarding the Participant’s or Beneficiary’s Plan benefit, the Participant or Beneficiary may appeal such decision under the procedures outlined in the remainder of this Plan Section 8.8.

(b)Claims Procedure. If any such claim with respect to benefits or rights is wholly or partially denied, the Plan Administration Committee shall notify such Participant or Beneficiary of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant or Beneficiary and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administration Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant or Beneficiary within the initial 90 day period). If such notification is not given within such period, the claim shall be considered denied as of the last day of such period and such Participant or Beneficiary may request a review of his claim.

(c)Review Procedure. Within 60 days after the date on which a Participant or Beneficiary receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or his duly authorized representative) may (i) file a written request with the Plan Administration Committee

Exhibit A-5

for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administration Committee. The Plan Administration Committee shall notify such Participant or Beneficiary of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant or Beneficiary and shall contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review shall be made within 60 days after the request for review is received by the Plan Administration Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administration Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). If the decision on review is not made within such period, the claim shall be considered denied.

(d)Final Determination. If the Plan Administration Committee makes a final written determination denying a Participant’s or Beneficiary’s claim, the Participant or Beneficiary must file any court action with respect to the denied claim within 180 days following the date of the Plan Administration Committee’s final determination.

Exhibit A-6